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                                                                       EXHIBIT 5

                                                      515 West Greens Road
[NABORS LOGO]      NABORS                             Suite 1200
                   CORPORATE SERVICES, INC.           Houston, Texas 77067-4525
                                                      281-775-8014
                                                      281-775-8431 (Fax)


                                 August 9, 1999

Nabors Industries, Inc.
515 West Greens Road
Suite 1200
Houston, Texas 77067

Ladies and Gentlemen:

         I have acted as counsel to Nabors Industries, Inc., a Delaware corporation (the "Company"), in connection with its filing with the Securities and Exchange Commission (the "Commission") of a registration statement on Form S-4 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the issuance of up to 21,010,486 shares of Common Stock, par value $.10 per share (the "Common Stock"), pursuant to the Agreement and Plan of Merger, dated as of January 10, 1999, as amended as of August 6, 1999 (the "Merger Agreement"), by and among the Company, Starry Acquisition Corp., a wholly-owned subsidiary of the Company ("Acquisition Sub"), and Pool Energy Services Co. ("Pool"). Pursuant to the Merger Agreement, Acquisition Sub will be merged with and into Pool, which shall be the surviving corporation, and each share of common stock of Pool, other than shares held by an affiliate of the Company, shall be automatically converted into shares of Common Stock and each outstanding option of Pool shall be assumed by the Company, all as more particularly described in the Registration Statement.

         I have reviewed executed copies of the Merger Agreement and I have examined originals, or photostatic or certified copies, of such records of the Company, certificates of officers of the Company and of public officials, and such other documents as I have deemed relevant and necessary as the basis of the opinion set forth below. In such examination I have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to me as photostatic or certified copies and the authenticity of the originals of such copies.

         Based upon my examination, I am of the opinion that:

         (i) The shares of Common Stock covered by the Registration Statement to be issued in respect of shares of common stock of Pool, when issued in accordance with the terms of the Merger Agreement, will be legally issued, fully paid and non-assessable.

         (ii) The shares of Common Stock covered by the Registration Statement which may be issued from time to time upon the exercise of the options issued by Pool and to be assumed by the Company pursuant to the Merger Agreement will, upon payment of the exercise price in accordance with the applicable option agreement and/or the merger agreement, and assuming no change in the applicable law or facts, be legally issued, fully paid and nonassessable.

         I hereby consent to the use of my opinion as herein set forth as an exhibit to the Registration Statement and to the use of my name under the caption "Legal Matters" in the proxy statement/prospectus forming a part of the Registration Statement. In giving this consent, I do not hereby admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

                                        Very truly yours,


                                        /s/ KATHERINE P. ELLIS
                                        Katherine P. Ellis
                                        Senior Counsel